Exhibit 99.1

NEWMARKET CORPORATION REPORTS FIRST QUARTER 2013 RESULTS

•	First Quarter 2013 Petroleum Additives Operating Profit of $102 Million

•	20 Percent Increase in Dividend Declared During the First Quarter

•	90,800 Shares Repurchased

Richmond, VA, April 24, 2013 – NewMarket Corporation (NYSE:NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the first quarter of 2013.

Net income for the first quarter of 2013 was $67.8 million, or $5.07 per share, compared to net income of $66.5 million, or $4.96 per share, for the first quarter of last year. Earnings for both the first quarter of this year and the first quarter of last year include an income benefit from an interest rate swap while the first quarter of last year also includes a charge for the early extinguishment of debt. The following Summary of Earnings reflects net income and earnings per share with and without these two items. Both of these items are discussed more fully in the financial statements that are part of this earnings release.

	Summary of Earnings (In millions, except per-share amounts)
	First Quarter Ended
	March 31
	2013	2012
Net Income:

Net income	$67.8	$66.5
(Gain) on interest rate swap agreement	(0.4)	(1.1)
Loss on early extinguishment of debt	—	2.0

Income excluding the effects of extinguishment of debt and swap	$67.4	$67.4

Diluted Earnings Per Share:

Net income	$5.07	$4.96
(Gain) on interest rate swap agreement	(0.03)	(0.08)
Loss on early extinguishment of debt	—	0.15

Income excluding the effects of extinguishment of debt and swap	$5.04	$5.03

Net income for the first quarter 2013 reflects the benefit of a lower effective tax rate including the benefit of the 2012 R&D tax credit that was enacted during January 2013.

The first quarter’s performance was very similar to that of last year’s record first quarter. Sales of petroleum additives for this year’s first quarter were $558.4 million or nearly even with first quarter 2012 sales of $557.7 million. First quarter shipments for both periods were also at the same level. Operating profit was $102 million or 5% lower than last year’s first quarter. For the rolling four quarters ended March 31, 2013, the operating profit margin was 16.7 percent which is in the range of our long-term expectations for our business.

Our petroleum additives business is performing well and we continue to increase our investment in research and development to enable the continuing flow of innovative products and solutions to our customers. The long-term fundamentals of our petroleum additives business are solid.

Our business continues to generate strong cash flows. During the first quarter we repurchased 90,800 shares of our stock at a cost of just over $23 million or an average cost per share of $253.61. Also during the quarter, our Board approved a 20 percent increase in the quarterly dividend to $0.90 per share. At the end of the quarter our leverage remained low at 1.1 debt to EBITDA.

We are pleased with the performance of our business for the first quarter of this year. Our strong financial performance enhances our capability to provide value to our customers and growth to our shareholders.

Please read our first quarter Form 10-Q for more details on the operation of the Company.

Sincerely,

Thomas E. Gottwald

The results for both the first quarter this year and last year include the impact from valuing an interest rate swap agreement at fair value at the end of each reporting period. The prior year results also include a loss on the early extinguishment of debt. The Company is reporting net income including these special items, as well as income excluding them, and related per share amounts in the Summary of Earnings included in the earnings release. The Company has also included the non-GAAP financial measure EBITDA in this earnings release. A schedule following the financial statements included in this earnings release is provided reflecting the calculation of EBITDA, defined as net income, before the deduction of interest and financing expenses, income taxes, depreciation and amortization. EBITDA is shown on the schedule both including and excluding the items noted above. The Company believes that even though these special items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to net income determined under GAAP.

As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, April 25, 2013, to review first quarter 2013 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until May 2, 2013 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The conference ID number is 411513. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; supply disruptions at single sourced facilities; ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete future acquisitions or successfully integrate future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2012 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax:     804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Three Months Ended
	March 31
	2013	2012

Revenue:
Petroleum additives	$558.4	$557.7
Real estate development	2.9	2.9
All other (a)	1.3	2.1

Total	$562.6	$562.7

Segment operating profit:
Petroleum additives	$102.0	$107.2
Real estate development	1.8	1.8
All other (a)	(0.4)	0.5

Segment operating profit	103.4	109.5

Corporate unallocated expense	(5.2)	(5.5)
Interest and financing expenses	(5.1)	(4.5)
Gain on an interest rate swap agreement (b)	0.7	1.7
Loss on early extinguishment of debt (c)	0.0	(3.2)
Other income, net	0.1	0.8

Income before income tax expense	$93.9	$98.8

Net income	$67.8	$66.5

Basic earnings per share	$5.07	$4.96

Diluted earnings per share	$5.07	$4.96

Notes to Segment Results and Other Financial Information

(a)	“All other” includes the results of our tetraethyl lead (TEL) business, as well as certain contract manufacturing performed by Ethyl Corporation.
(b)	The gain on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.
(c)	In March 2012, we entered into a $650 million five-year unsecured revolving credit facility which replaced our previous $300 million unsecured revolving credit facility. During 2012, we used a portion of the $650 million revolving credit facility to fund the early redemption of all of our then outstanding 7.125% senior notes (senior notes), as well as to repay the outstanding principal amount on the Foundry Park I mortgage loan. As a result, during the three months ended March 31, 2012, we recognized a loss on early extinguishment of debt of $3.2 million from accelerated amortization of financing fees associated with the prior revolving credit facility and costs associated with redeeming the senior notes prior to maturity.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended
	March 31
	2013	2012
Revenue:
Net sales - product	$559,750	$559,821
Rental revenue	2,858	2,858

	562,608	562,679

Costs:
Cost of goods sold - product	391,343	392,075
Cost of rental	1,068	1,068

	392,411	393,143

Gross profit	170,197	169,536

Selling, general, and administrative expenses	40,941	36,908
Research, development, and testing expenses	31,021	27,895

Operating profit	98,235	104,733

Interest and financing expenses	5,109	4,482
Loss on early extinguishment of debt (a)	—	3,221
Other income, net (b)	747	1,773

Income before income tax expense	93,873	98,803

Income tax expense	26,038	32,256

Net income	$67,835	$66,547

Basic earnings per share	$5.07	$4.96

Diluted earnings per share	$5.07	$4.96

Cash dividends declared per share	$0.90	$0.75

Notes to Consolidated Statements of Income

(a)	In March 2012, we entered into a $650 million five-year unsecured revolving credit facility which replaced our previous $300 million unsecured revolving credit facility. During 2012, we used a portion of the $650 million revolving credit facility to fund the early redemption of all of our then outstanding 7.125% senior notes (senior notes), as well as to repay the outstanding principal amount on the Foundry Park I mortgage loan. As a result, during the three months ended March 31, 2012, we recognized a loss on early extinguishment of debt of $3.2 million from accelerated amortization of financing fees associated with the prior revolving credit facility and costs associated with redeeming the senior notes prior to maturity.
(b)	On June 25, 2009 we entered into an interest rate swap. The gain on the interest rate swap was $0.7 million for the three months ended March 31, 2013 and $1.7 million for the three months ended March 31, 2012. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	March 31	December 31
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$64,013	$89,129
Trade and other accounts receivable, less allowance for doubtful accounts ($502 - 2013; $319 - 2012)	331,155	297,055
Inventories	321,339	322,674
Deferred income taxes	7,451	8,452
Prepaid expenses and other current assets	34,256	18,185

Total current assets	758,214	735,495

Property, plant and equipment, at cost	1,078,658	1,070,967
Less accumulated depreciation and amortization	718,064	712,596

Net property, plant and equipment	360,594	358,371

Prepaid pension cost	12,800	12,710
Deferred income taxes	53,960	55,123
Other assets and deferred charges	67,443	72,007
Intangibles (net of amortization) and goodwill	28,378	30,542

Total assets	$1,281,389	$1,264,248

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$115,675	$119,298
Accrued expenses	65,549	79,061
Dividends payable	10,282	—
Book overdraft	5,149	3,906
Long-term debt, current portion	5,193	4,382
Income taxes payable	25,294	10,024

Total current liabilities	227,142	216,671

Long-term debt	425,422	424,407
Other noncurrent liabilities	210,256	220,965

Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding - 13,327,077 in 2013 and 13,417,877 in 2012	—	721
Accumulated other comprehensive loss	(127,381)	(110,689)
Retained earnings	545,950	512,173

	418,569	402,205

Total liabilities and shareholders’ equity	$1,281,389	$1,264,248

NEWMARKET CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(In thousands, unaudited)

	Three Months Ended
	March 31
	2013	2012

Net income	$67,835	$66,547
Depreciation and amortization	11,796	10,482
Loss on early extinguishment of debt	—	3,221
Working capital changes	(55,707)	(22,877)
Capital expenditures	(16,109)	(7,432)
Net borrowings (repayments) under revolving credit agreements	1,000	(22,000)
Repurchases of common stock	(22,508)	—
Dividends paid	(11,998)	(10,054)
All other	575	4,489

(Decrease) increase in cash and cash equivalents	$(25,116)	$22,376

NEWMARKET CORPORATION AND SUBSIDIARIES

NON-GAAP FINANCIAL INFORMATION

(In thousands, unaudited)

	Three Months Ended
	March 31
	2013	2012

Net Income	$67,835	$66,547

Add:
Interest and financing expenses	5,109	4,482
Income tax expense	26,038	32,256
Depreciation and amortization	11,091	10,065

EBITDA	110,073	113,350
Less: gain on interest rate swap agreement	(678)	(1,735)
Plus: loss on early extinguishment of debt	—	3,221

EBITDA, as adjusted	$109,395	$114,836